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                                                                Exhibit 99.2
                                                                ------------



                                CITYSCAPE CORP.

                   MASTER AGREEMENT FOR SALE AND PURCHASE OF
                                   MORTGAGES




                                 BY AND BETWEEN




                                            , SELLER




                                      AND




                             CITYSCAPE CORP., BUYER
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              MASTER AGREEMENT FOR SALE AND PURCHASE OF MORTGAGES

        This Master Agreement for Sale and Purchase of Mortgages is made this ______ day of ____________, 19____, by and between Cityscape Corp., located at 565 Taxter Road, Elmsford, NY 10523, a Corporation organized and existing under the laws of New York ("Buyer"), and ___________________________________________,
located at __________________________________________, a Corporation organized and existing under the laws of ________________________________ ("Seller").

        I.   RECITALS

                WHEREAS, the Seller desires from time to time to offer for sale to the Buyer and the Buyer desires from time to time to purchase from the Seller on the terms and subject to the conditions set forth herein certain Loans owned by the Seller evidenced by notes and secured by mortgages of the agreed-upon priority on real property, and possibly additionally secured by security interests in personal property, owned by the borrowers ("Borrowers").

                WHEREAS, the Buyer and the Seller desire to enter into this Agreement to govern the sale and purchase of said Loans.

                Now, therefore, in consideration of the above recitals and the mutual covenants contained herein, the parties hereto hereby agree as follows:

        II.  DEFINITIONS

                Whenever used in this Agreement, the following words and phrases, unless the context otherwise requires, shall have the following meanings:

                (A) AGREEMENT: shall mean this Agreement as may be amended and supplemented from time to time. The parties agree that this Agreement shall be used as the master purchase agreement for those Loans purchased by Buyer from Seller in the future, unless otherwise agreed to in writing by the parties.

                (B) LOAN: the Note, the related Mortgage, the related Other Collateral, and the related Assets are referred to as "Loan," and collectively as "Loans."

                (C) ESSENTIAL MORTGAGE FILE DOCUMENTS: as to each Mortgage Loan, the original of the Note, Mortgage, Other Collateral, title insurance policy including endorsements or "marked-up" title commitment, appraisal, Related Assets and the additional documents as required by Buyer from time to time.

                (D) MIXED-USE OR MULTI-FAMILY LOAN: a loan secured by real property on which is situated a mixed-use or multi-family (more than four-family) dwelling.

                (E) MORTGAGE: the mortgage, deed of trust or similar instrument securing real property.

                (F) OTHER COLLATERAL: any security agreement securing personal property, any guaranty, any separate assignment of rents and any other security interest aside from the Mortgage.

                (G) PURCHASE PRICE: the Purchase Price for the Loan(s) described on each Schedule of Loans Delivered shall be an amount as of the Settlement Date equal to the sum of: (1) the unpaid principal balance(s) of the Note(s); (2) all interest accrued (up to but not including the Settlement Date) but unpaid on the Note(s) (prorated on a 30-day month - 360-day year); and (3) any premiums due Seller, if applicable, in accordance with the Approval Advice or Schedule of Loans Delivered; (4) less any discount due Buyer, if applicable, in accordance with the Approval Advice or Schedule of Loans Delivered; and (5) less the amount deducted for a Reserve Account, if applicable.

                (H)  RELATED ASSETS:  the documents as further defined in
Article IV(A)(4) of this Agreement.

                (I) SETTLEMENT DATE: the date of the funding or payments of the Purchase Price by the Buyer for Loans purchased pursuant to this Agreement. Each Settlement shall be held at the offices of Cityscape Corp., 565 Taxter Road, Elmsford, N.Y. 10523, or at such other place or in such other manner, i.e. by mail, as may be agreed to by the parties.


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                (J)  UNDERWRITING GUIDELINES/PURCHASING GUIDELINES: as may be
determined from time to time by Buyer.

                (K) The terms Loan to Value Rate, "Marked-up" Title Insurance Policy, Binder or Certificate, Mortgaged Property or Subject Property, Mortgagor or Borrower as utilized in this Agreement shall have the meaning such words and phrases are generally given in agreements contemplating the purchase and sale of mortgage loans.

        III. OFFER TO SELL AND ACCEPTANCE OF OFFER

                (A) OFFER. The Seller may offer from time to time to submit to the Buyer a list of Loans, along with the Essential Mortgage File Documents, as defined herein, for each of such Loans, for the Buyer's review. The Buyer shall then deliver to the Seller a Schedule of Loans Delivered on which the Buyer has indicated which Loans, if any, the Buyer is offering to purchase from the Seller and the Purchase Price offered to be paid for the Loans Buyer is willing to purchase.

                (B) ACCEPTANCE. The Seller shall endorse the Notes and endorse or assign the Mortgages and Other Collateral evidencing the Loans on which the Seller agrees to accept the Buyer's offer to purchase. Such endorsement and assignment shall constitute the Seller's acceptance of the Buyer's offer to purchase the indicated Loans pursuant to the terms and conditions of this Agreement.

                On occasion, Buyer may issue Seller a written Approval Advice in the form attached hereto, made a part hereto and marked EXHIBIT "A," to cover a specific Loan purchase by Buyer hereunder which is approved by Buyer in advance of said specific Loan being made by Seller. Any purchase made hereunder that is subject to an Approval Advice shall be governed first by the terms of such Approval Advice and then by the terms of this Agreement, and to the extent of a conflict between the Approval Advice and this Agreement, the Approval Advice shall govern for that purchase and only that purchase.

                Buyer shall have the absolute and sole discretion and option to agree or decline to purchase any Loan(s) submitted by Seller for review.

        IV. PURCHASE AND SALE OF LOANS

                (A) DELIVERY OF LOANS. On or before the business day immediately preceding each Settlement Date, the Seller shall deliver to the Buyer the following for each Loan purchased:

                1. Those Loans described by the Buyer on each Schedule of Loans Delivered which are purchased by Buyer pursuant to this Agreement.

                2. The agreed-upon priority Mortgages and Other Collateral on Subject Property.

                3. The Note(s), the Mortgage(s) and the Other Collateral endorsed by an authorized Officer of Seller to the Buyer pursuant to the language set forth on EXHIBIT "B," attached hereto and made a part hereof, and/or assigned in the form required by Buyer, together with individual assignments to the Buyer (a certified copy of the recordable or fileable assignment) and originals of all intervening assignments, if any, of the Seller's beneficial interest in the Mortgage and in the Other Collateral, showing a complete chain of title from origination to the Seller, including warehousing assignment, with evidence of recording thereon.

                4. Any and all documents, instruments, collateral agreements, assignments and endorsements for all documents, instruments and collateral agreements, referred to in the Notes, Mortgages, and/or Other Collateral or related thereto, including, without limitation, current applicable insurance policies (such as private mortgage insurance, flood insurance, hazard insurance and title insurance) covering the Subject Property or relating to the Notes and all files, books, papers, ledger cards, reports and records, including, without limitation, loan applications, Borrower financial statements, credit reports and appraisals, relating to the Loans (the "Related Assets"). In all cases, the Related Assets shall be the original documents.

                5. The Essential Mortgage File Document List, including all writing evidencing the Loan(s) purchased by Buyer. In all cases, these documents shall be the original documents.

                6. In the event that Seller cannot deliver to Buyer a duly recorded assignment of Mortgage or any other document required to be recorded under this Agreement on the Settlement Date solely because of a delay caused by the public recording office when such document(s) has(have) been delivered for recordation, Seller shall deliver to the Buyer a certified copy of each such document(s) with a statement thereon signed by an Officer of the Seller certifying each to be a true and correct copy of such document(s) delivered to the appropriate public recording official for recordation. Seller shall deliver to Buyer such recorded document(s) with evidence of recording indicated thereon no later than 15 days after Seller receives such document, but in any event, no later than 90 days from the Settlement Date.


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                (B) PURCHASE AND SALE. On each Settlement Date hereunder,
Seller shall sell, assign, transfer, convey and deliver to Buyer all of its right, title and interest in and to the Loans, assets and documents as more fully enumerated and set forth in Article IV(A)(1) through (6) inclusive, which are incorporated herein by reference.

                (C) PAYMENT OF PURCHASE PRICE. The Purchase Price for the Loans described on each Schedule of Loans Delivered shall be an amount as defined in
Article II(G), above. The Purchase Price shall be payable as follows: on each Settlement Date, the Buyer shall deposit funds by federal wire transfer to the Seller's bank at: _______________________________, or to such account as shall be designated from time to time by Seller.

                (D) PREMIUM REBATE. In the event that a premium is paid by the Buyer to the Seller on a Loan and such Loan is prepaid by the Borrower, whether voluntarily or involuntarily following acceleration after default, within twelve (12) months of the Settlement Date, other than by a refinancing by the Buyer or any of its subsidiaries or affiliates or a refinancing by the Seller which is purchased by the Buyer, the Seller shall, upon demand by the Buyer, refund to the Buyer, in the appropriate percentage specified below, the premium paid by the Buyer to the Seller. In the event such Loan is prepaid within thirty (30) days of the Settlement Date of such Loan, the refund due Buyer from Seller will equal one hundred (100%) percent of the premium paid to Seller by Buyer for such Loan. In the event such Loan is prepaid later than twelve (12) months from the Settlement Date of such Loan, no refund shall be due. The amount of the premium to be refunded shall be determined as follows:

                        Day:
                         31-60          91.67%
                         61-90          83.33%
                         91-120         75.00%
                        121-150         66.67%
                        151-180         58.33%
                        181-210         50.00%
                        211-240         41.67%
                        241-270         33.33%
                        271-300         25.00%
                        301-330         16.67%
                        331-365          8.33%

        V. REPRESENTATIONS AND WARRANTIES OF THE SELLER

                (A) REPRESENTATIONS AND WARRANTIES OF THE SELLER-GENERAL. It is understood and agreed by Seller and Buyer that as a material inducement to Buyer to enter into this Agreement the Seller hereby represents and warrants to the Buyer as follows:

                1. The Seller is an organization as set forth in the introductory paragraph of this Agreement and is duly organized, validly existing and in good standing under the laws of the state of its incorporation, and is duly qualified as a foreign corporation in all jurisdictions wherein the character of the property owned or leased or the nature of the business transacted by it makes qualification as a foreign corporation necessary.

                2. The execution and delivery of this Agreement by the Seller and the performance by the Seller of the obligations to be performed by it hereunder have been duly authorized by all necessary corporate or other similar action. Prior to the first Settlement Date, the Seller shall deliver to the Buyer certified copies of relevant corporate or similar resolutions and a good standing certificate for the state of its incorporation and, as requested by Buyer, for each state in which Seller is registered to do business.

                3. The execution and delivery of this Agreement by the Seller and the performance by the Seller of the obligations to be performed by it hereunder do not, and will not, violate any provision of any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to the Seller or to the charter or bylaws of the Seller. All parties which have had any interest in the Mortgage, or the Other Collateral, whether as mortgagee, secured party, assignee (other than Buyer or assignee of Buyer) or pledgee are (or during the period in which they held and disposed of such interest, were) in compliance with all applicable licensing requirements of the federal, state, and local government wherein the Subject Property is located.

                4. The execution and delivery of this Agreement by the Seller and the performance by the Seller of the obligations to be performed by it hereunder do not and will not result in a breach of or constitute a default under any indenture, loan, credit agreement or any other agreement, lease or instrument to which the Seller is a party or by which it or its properties may be bound or affected.

                5. This Agreement constitutes, when duly executed and delivered by the Seller, a legal, valid and binding obligation of the Seller, enforceable against the Seller according to its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium, or similar laws affecting creditors' rights in general, including equitable remedies.

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        6. The Seller is not in default with respect to any order or decree of any court or any order, regulation or demand of any federal, state, municipal or other governmental agency, which default might have consequences that would materially and adversely affect the condition (financial or other) or operations of the Seller or its properties or might have consequences that would materially and adversely affect its performance hereunder.

        7. There are no actions, suits or proceedings pending or, to the knowledge of the Seller, threatened against or affecting the Seller or the properties of the Seller before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which if determined adversely to the Seller, would have a material adverse effect on the financial condition, properties or operation of the Seller.

        (B) REPRESENTATIONS AND WARRANTIES OF THE SELLER AS TO EACH LOAN. It is understood and agreed by Seller and Buyer that as a material inducement for Buyer to enter into this Agreement, the Seller hereby represents and warrants to the Buyer as of each Settlement Date with respect to each Loan purchased:

        1. The Seller is the originator of the Note, Mortgage and Other Collateral, and the Seller is a holder-in-due-course of each Note within the meaning of the Uniform Commercial Code. Seller is the sole owner of the Loan and has the right to assign and transfer the Loan to the Buyer. The Seller has not sold, assigned or otherwise transferred any right or interest in or to the Loan and has not pledged the Loan as collateral for any loan or obligation of Seller or for any other purpose, except in connection with its warehouse lines of credit, which security interest or pledges have been released at or prior to the time of the sale of the Loan to the Buyer. The assignment of the Loan by the Seller to Buyer validly transfers the Loan to Buyer free and clear of any pledges, liens, claims, encumbrances, mortgages, charges, exceptions and/or security interests.

        2. Except as expressly disclosed to and agreed to by the Buyer in writing, the Loan conforms to: (a) the Underwriting Guidelines of Buyer, and
(b) the conditions of the Approval Advice (if applicable).

        3. All information set forth in any Schedule of Loans Delivered is true and correct in all respects, and all other information furnished to Buyer by Seller with respect to the Loan(s) purchased is true and correct as of the Settlement Date.

        4. The Note, Mortgage, Other Collateral and the Related Assets are in every respect genuine, are the valid instrument they purport on their face to be, are the legal, valid, binding and enforceable obligation of the Borrower and other obligors thereunder and are not subject to any discount, allowance, setoff, counterclaim, presently pending bankruptcy or other defenses; none of the Note, Mortgage, Other Collateral or Related Assets are forged or have affixed thereto any unauthorized signature or have been entered into by any persons lacking legal capacity; and no foreclosure (including any non-judicial foreclosure) or any other legal action has been brought by the Seller or any senior lienholder in connection therewith.

        5. If the loan is a Mixed-Use or Multi-Family Loan, the loan documents have been approved for use by the Buyer and the Seller has not altered any of the terms or conditions set forth therein without the prior written approval of the Buyer.

        6. If the Loan is a Mixed-Use or Multi-Family Loan, the closing thereof took place in the office of a law firm approved by the Buyer.

        7. No instruments other than those delivered herewith are required under applicable law to evidence the indebtedness represented by the Loan or to perfect the lien of the Mortgage or Other Collateral.

        8. Except as has been disclosed and agreed to by the Buyer in writing, there is no agreement with the Borrower regarding any variation of the interest rate and schedules of payment (except as described in the Note, Mortgage and Other Collateral) or other terms and conditions of the Loan. No Borrower has been released from liability on the Note, and no property has been released from the Mortgage and Other Collateral. If the Loan is a variable rate loan, the Seller represents and warrants as of each Settlement Date that all applicable notices required by law or regulation have been provided to the Borrower and that the right to future changes in the interest rate and payment schedules has not been waived by the Seller or any previous holder of the Loan.

        9. The Loan is secured by a mortgage on residential real estate or a mixed-use or multi-family building, which does not include cooperative or mobile homes attached to a foundation or otherwise and does not constitute other than real property under state law.

        10. The Loan is secured by a valid Mortgage, of the agreed-upon priority, on real property, and by valid Other Collateral, of the agreed-upon priority, on personal property, and such Other Collateral has been properly received by the appropriate public recording official to be filed, recorded or otherwise perfected in due course in accordance with applicable law in the appropriate jurisdiction.

        11. All of the improvements which were included for the purpose of determining the appraised value of the real property securing the Loan lie wholly within the boundaries and building restriction lines of such property, and no improvements on adjoining properties encroach upon the property unless any such improvements are stated in the title insurance policy and are affirmatively insured.

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        12. No improvement located on or being part of the real property securing the Loan is in violation of any applicable zoning law or regulation. All inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities and the property is lawfully occupied under applicable law.

        13. There are no violations of any applicable state or federal law or regulation, including without limitation, the Fair Credit Reporting Act and Regulations, the Federal Truth-in-Lending Act and Regulation Z, the Federal Equal Credit Opportunity Act and Regulation B, the Federal Real Estate Settlement Procedures Act and Regulation X, and any federal or state usury laws and regulations.

        14. Neither the sale nor assignment to the Buyer of the Loan will, by reason thereof, in any way affect its enforceability.

        15. The Seller holds a marked-up title policy or a title insurance binder or title certificate which is in full force and effect, has an insurance limit at least as great as the outstanding principal balance of the Loan, names the Seller, its successors and assigns as the insured party, and is issued by a title insurer approved by the Buyer in writing who is qualified to do business in the jurisdiction where the Subject Property is located. Said policy shall:

        (a) insure the absence of any lien for taxes and other assessments due and unpaid as of the date of the policy;

        (b) disclose whether all taxes and other assessments due as of the date of the policy have been paid in full; and

        (c) disclose all other matters to which like properties are commonly subject.

        If the Buyer purchases a Loan having relied on a marked-up title insurance binder or title certificate rather than a title insurance policy, the Seller shall have thirty (30) days to deliver the title insurance policy to the Buyer.

        16. As of the Settlement Date the Seller has transferred to Buyer all of its right, title and interest in the Note, Mortgage, Other Collateral and Related Assets for the Loan free and clear of any pledge, liens, claims, encumbrances, mortgages, charges, exceptions or security interest together with an individual flood insurance policy (to the extent required by the Flood Disaster Protection Act) and an individual current hazard insurance policy (including fire and extended coverage and other matters as are customary in the area of the Subject Property), or a blanket policy in lieu thereof, or a certificate if the Buyer agrees in writing to accept a certificate, by a company with an "A-" rating in Best's Guide (provided that applicable law allows a lender to deny an insurance company based on the Rating System), insuring the Subject Property, with a loss payable clause in favor of the Seller, its successors and assigns in an amount equal to the lower of: (a) the replacement value of the Subject Property, or (b) the unpaid principal balance of the Loan and the senior mortgage(s) and security interests securing such property or maximum allowable under state law.

        17. The Note, Mortgage and Other Collateral contain customary, valid, legal and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Subject Property of the benefits of the security created thereby.

        18. The proceeds of the Loan have been fully disbursed and any and all requirements as to the completion of on-site and off-site improvements and the disbursement of any escrow funds therefore have been complied with.

        19. There are no mechanic's liens or similar liens or claims which have been filed for work, labor or material affecting the Subject Property which are or may be liens prior to or equal with the lien of the Mortgage and senior Mortgage(s).

        20. The Subject Property is free of material damage and waste and is in good repair unless otherwise stated in the appraisal, and there is no proceeding pending or threatened for the total or partial condemnation of the Subject Property.

        21. All matured obligations pursuant to the Note, Mortgage and Other Collateral have been paid or performed and the Seller has not waived any default, breach, violation or event of acceleration.

        22. The Seller has no knowledge of any fact as to such Loan which it has failed to disclose which would materially and adversely affect the enforceability of the Loan.

        23. The Seller has no knowledge of any impediments to title that adversely affect the value, enjoyment or marketability of the Subject Property.

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                24. Where required by state law, the Seller has filed a request for notice of any action by a senior lienholder under a senior lien, and the Seller has notified any superior lienholder in writing of the existence of the Loan and requested notification of any action to be taken against the Borrower by the superior lienholder with written requests for notification to the Buyer of any action against the Borrower.

                25. There is no default, breach, violation or event of acceleration existing under any senior Mortgage or Other Collateral which, with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration.

                26. Except where prohibited by law, each Note, Mortgage and Other Collateral contain provisions for the acceleration of the payment of the unpaid principal balance of the Loan in the event that the related Subject Property is sold without the prior consent of the mortgagee or secured party thereunder.

                27. All real estate appraisals made in connection with each Loan shall have been performed in accordance with the standards of the appraising industry where the property is located. Any variances ascertained which are greater than fifteen percent (15%), which in Buyer's reasonable discretion materially and adversely affect the value of the Loan shall constitute evidence of a breach of this warranty which breach shall be disposed of pursuant to Article VI(A) of this Agreement.

                28. The Seller has not, in connection with the Loan, incurred any obligation, made any commitment or taken any action which might result in a claim against the Buyer or an obligation by the Buyer to pay a sales brokerage commission, finder's fee or similar fee with respect to the transactions between Buyer and Seller as described in this Agreement. The Seller agrees to indemnify and hold the Buyer harmless from and against any claims, liabilities, damages or costs (including reasonable attorney's fees) relating to any broker, agent, finder or other person, who shall claim to have dealt on behalf of the Seller in connection with the transactions contemplated by this Agreement.

                29. Seller agrees to take no action to solicit Borrowers individually in order to effect the refinancing of any Loan Buyer previously purchased from Seller. In the event a Borrower elects to refinance with Seller a Loan Buyer purchased from Seller, and such Loan is currently owned or serviced by Buyer or Buyer otherwise retains a financial interest in the Loan, Buyer will have the right of first refusal on the purchase of the refinancing. For a period not to exceed two (2) years from the purchase date of a Loan, Buyer will pay Seller the normal premium percentage on the refinanced Loan, but only on the amount that the refinanced Loan balance exceeds that of the original Loan Buyer purchased from Seller.

        VI. BREACH OF REPRESENTATION AND WARRANTIES

                (A) REMEDY FOR BREACH. In addition to any rights or remedies the Buyer has at law or in equity, if at any time there is a breach of any representation or warranty set forth herein by Seller, the Seller shall, upon demand of the Buyer and at the sole option and absolute discretion of Buyer, repurchase the affected Loan for the Buy-Back Price within thirty (30) days of notification, or if the Loan has been sold by Buyer or the Subject Property has been liquidated or sold by Buyer, the Seller shall, within thirty (30) days of notification, pay the Buyer the amount of loss (as defined in Article VI(D), below); but if the balance of the Reserve Account (if any) is greater than the Required Reserve Balance (to be set by Separate Agreement), then Buyer shall withdraw the amount of the loss from the Reserve Account. However, Buyer shall never be required to withdraw the loss from the Reserve Account if such withdrawal would reduce the Reserve Account less than the Required Reserve Balance (to be set from time to time by separate agreement).

                However, anything to the contrary notwithstanding, Buyer, prior to seeking its remedies under this section, at its sole and absolute discretion may grant Seller in writing a thirty-(30) day period in which to cure a breach of any representation or warranty set forth in this Agreement. In the absence of a written notice from Buyer to Seller to cure a breach of representation or warranty, Buyer shall have the right to immediately pursue, demand, and seek all remedies set forth in this Agreement, in addition to any rights or remedies the Buyer has at law or in equity.

                However, anything to the contrary notwithstanding, if upon reappraisal of the property secured by a Mortgage, the Buyer determines that there is evidence of a breach of Article V(B)27, and if Seller disputes the validity of the reappraisal prepared by Buyer's appraiser, Seller shall have 30 days from receipt of Buyer's written notice of said breach to request that Buyer, at Seller's cost, obtain a third appraisal. The third appraisal shall be performed by an appraiser selected by Buyer with approval from Seller, which approval shall not be unreasonably withheld. If such third appraisal is also more than fifteen percent (15%) less than the original appraisal value and the Buyer in its reasonable discretion determines that the value of the property materially and adversely affects the value of the Loan, the Seller shall repurchase the Loan at the Buy-Back Price (as defined in Article VI(C) within 30 days of receipt of the third appraisal. In determining the appropriate appraised value for purposes of this provision, the review appraiser must determine the appraised value as of the original appraisal date.

                (B) REASSIGNMENTS. Upon receipt of the Buy-Back Price, in full, in immediately available funds, the Buyer shall reassign the affected Loan and any right it may have in the relevant Subject Property to the Seller, free and clear of any lien, encumbrance, claim or interest of any person or entity claiming by, through, or under the Buyer, without recourse, and shall execute and deliver to the Seller in recordable or fileable form an assignment of the Buyer's beneficial interest in the affected Mortgage and the Other Collateral, as well as other documents necessary to reflect the reassignment of any title protection or insurance policy. The Loan shall be reassigned by Buyer to Seller without modification of the terms of the original Note.

                (C) "BUY-BACK PRICE." The term "Buy-Back Price" shall mean the sum total of: (1) the outstanding principal balance of the Loan, with accrued interest thereon through the date the Loan is repurchased by Seller; (2) all advances made by Buyer and all charges due from the Borrower; (3) the total amount, including accrued interest and other expenses paid by the Buyer to any senior lienholders, if any, to secure a priority lien position; (4) all reasonable and necessary expenses, losses and damages paid or incurred by the Buyer in connection with an investigation of said Loan and/or related collateral, including but not limited to, property taxes, maintenance costs, interest expense, insurance appraisals, advertising, sales commissions, reasonable attorney's fees, expenses, costs, fines and penalties; and (5) the rebate of the premium due Buyer, if applicable.

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        (D) DEFINITION OF "LOSS:" The term "Loss" shall mean the negative result, if any, of the following calculations: (1) the sum total of: (a) the outstanding principal balance of the Loan, with accrued interest thereon through the date the Loan is sold or the date the collateral is liquidated; (b) all advances by Buyer and all charges due from the Borrower; (c) the total amount paid by the Buyer to any senior lienholders, if any, to secure a first lien position; (d) accrued interest on all Loans purchased from senior lienholders from the date such Loans were purchased through the date the Loans are sold or the date the collateral is liquidated; and (e) all other reasonable and necessary expenses, losses and damages incurred and/or paid by the Buyer in connection with the Loan or an investigation of said Loan or the sale or liquidation of the Loan and/or the Related Collateral, including, but not limited to, reasonable attorney's fees, expenses and costs, property taxes, maintenance costs, interest expense, insurance, appraisals, advertising, sales commissions, fines and penalties; (2) less the net proceeds from the sale of the Loan or the sale or liquidation of the Subject Property or the Collateral.

        (E) REMEDY FOR NON-DELIVERY OF DOCUMENTS. However, anything to the contrary notwithstanding, in the event that the Seller is required to deliver to the Buyer any documents related to a purchased Loan and the Seller fails to deliver such document in the proper form on the date or within the time period specified by the controlling section of this Agreement, Buyer shall notify the Seller of the breach, and the Seller shall have thirty (30) days from the date of notice to cure the breach. If the Seller has not cured the breach within the thirty-(30) day cure period, the Seller shall immediately repurchase the Loan upon Buyer's demand. The Buy-Back Price shall be determined in accordance with
Article VI(C). Any loan returned by the Buyer pursuant to this paragraph shall be without recourse, representation or warranty.

        (F) REMEDY FOR FIRST PAYMENT DEFAULT. However, anything to the contrary notwithstanding, in the event the Borrower fails to make the first payment due to the Buyer within thirty (30) days of the payment due date, regardless of whether such payment is subsequently paid by the Borrower, the Buyer, at its sole and absolute discretion, shall have the right to have Seller repurchase said Loan(s) at the Buy-Back Price. The Seller shall have fifteen (15) days from the date Buyer notifies Seller of a Borrower whose first payment is delinquent to have Borrower cure such delinquency.

        VII. INDEMNIFICATION

                Seller hereby agrees to protect, indemnify, defend, and hold harmless Buyer and its agents, employees, officers, and directors (collectively, the "Buyer Indemnitee") from and against any and all liabilities, costs, expenses, judgments, damages, losses, claims, demands, offsets, defenses, counterclaims, actions, or proceedings, by whomsoever asserted, arising from, connected with, or resulting from any breach by Seller of any covenant, representation, or warranty contained herein or of any other term of this Agreement or any act of Seller or omission of Seller where Seller has a duty to act; provided, however, that Seller's obligation to indemnify pursuant to this section shall not extend to any liability arising from the gross negligence or willful misconduct of the Buyer Indemnitee.

                It is understood by both parties that the Seller may use brokers in soliciting or arranging Loans under this Agreement. The Seller shall indemnify and hold the Buyer harmless of, from and against any and all loss, liability, cost damage or expense, including reasonable attorney's fees and disbursements, resulting from any such relationship between the Seller and any broker. In the event that a Loan is originated by a lender other than the Seller and subsequently purchased by the Seller and sold to the Buyer, all terms and conditions of this Agreement shall still apply. In addition to all rights that the Buyer may have against the Seller, in any such case, the Seller shall obtain the representations and warranties set forth in Article V of this Agreement from such originating lender and will assign all of its rights against such lender to the Buyer in connection with the purchase of a Loan.

        VIII. RELATIONSHIP OF THE PARTIES

                It is agreed that the Seller and the Buyer are not partners or joint venturers and that the Seller is not to act as an agent for the Buyer in originating, administering or collecting any Loan, but shall have the status of and shall act in all matters hereunder as an independent contractor.

        IX. APPOINTMENT OF ATTORNEY

                Seller hereby irrevocably appoints Buyer and any officer or employee of Buyer as its true and lawful attorney in fact to assign and/or endorse to Buyer on behalf and/or in the name of Seller any document or instrument created in connection with a Loan to which Buyer is entitled on the Purchase of such Loan in accordance with this Agreement or under applicable law, to prepare and execute in Seller's name assignments of the Mortgages and the Other Collateral, to endorse, without recourse, any checks, drafts or other instruments received as payment on any Loan and to do all other acts as may be necessary or desirable in Buyer's determination to fully effectuate the sale and transfer of title of any Loan sold by Seller to Buyer hereunder or to effectuate the enforcement thereof or to perfect, pursue, effectuate, or enforce any and all of Buyer's rights or interests therein or thereunder under this Agreement. This power is coupled with an interest and is irrevocable and shall survive the dissolution, consolidation, merger, reorganization or structural change of Seller. Upon Buyer's demand, Seller will execute and deliver such additional separate powers of attorney in Buyer's favor as Buyer, in its discretion, shall determine to be necessary or advisable.

        X. MISCELLANEOUS

                (A) ADDITIONAL COVENANTS:

                1. Each party shall, from time to time, execute and deliver, or cause to be executed and delivered, such additional instruments, assignments, endorsements, papers and documents as the other party may at any time reasonably request for the purpose of carrying out this Agreement and the transfers provided for herein.

                2. The Seller shall, upon request of the Buyer, sign a letter, in form to be approved by the Buyer and in conformity with the terms and conditions hereof, addressed to all the Borrowers on the Loans, announcing the sale evidenced hereby and instructing such Borrowers to recognize the Buyer as the Seller's successor in interest to such Loans.

                3. After any Settlement Date hereunder, the Seller will hold in trust for the Buyer all sums received by the Seller from Borrower(s) on any Loan purchased pursuant to this Agreement and pay them to the Buyer within three (3) business days of the receipt of those sums.

                4. Buyer's good faith decisions whether to take action relative to a Loan, including, but not limited to, the sale or liquidation of a Loan, Subject Property or Collateral, shall be final and conclusively binding upon Seller in the event Seller does not repurchase a Loan within thirty (30) days of notification by Buyer pursuant to Section VI of this Agreement.

                5. The Seller shall promptly notify each obligor on a Loan of the assignment and transfer of the Seller's interest in the Loan to the Buyer and shall direct each obligor to make all payments thereon directly to the Buyer or its designated servicer unless otherwise notified. The Seller shall promptly transmit any communication with respect to a Loan received by the Seller following the purchase date.

                (B) SURVIVAL OF COVENANTS, AGREEMENTS, REPRESENTATIONS AND WARRANTIES; SUCCESSORS AND ASSIGNS. All warranties, representations and covenants made by either party in this Agreement or in any other instrument delivered by either party to the other, including those made by third parties (for example, an appraiser, title company, closing agent, or credit agency) for the benefit of either party, shall be considered to have been relied upon by the other party (unless otherwise agreed to in writing by the parties) and shall survive the termination of this Agreement. The Buyer reserves the right to proceed against third parties to enforce any representations, warranties and covenants made by them for the benefit of the Seller.

                (C) SEVERABILITY. If any provision, or part thereof, of this Agreement is invalid or unenforceable under any law, such provision, or part thereof, is and will be totally ineffective to that extent, but the remaining provisions, or parts thereof, will be unaffected.

                (D) ATTORNEY'S FEES. However, anything to the contrary notwithstanding, in the event of any action at law, in equity, arbitration or otherwise between the parties in relation to this Agreement or any Loan or other instrument or agreement required to be purchased or sold hereunder, the non-prevailing party, in addition to any other sums which such party shall be required to pay pursuant to the terms and conditions of this Agreement, at law, in equity, arbitration or otherwise shall also be required to pay to the prevailing party all costs and expenses of such litigation, including reasonable attorney's fees.

                (E) WAIVERS. No waiver of any term, provision or condition of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, provision or condition, or of any other term, provision or condition of this Agreement.

        (F) NOTICE. Any notice or other communication in this Agreement provided or permitted between the parties must be in writing, delivered personally or by certified mail, return receipt requested, to the party to be notified. For notification purposes, the addresses of the parties shall be as follows:

                SELLER:


                ATTENTION:


                BUYER:  CITYSCAPE CORP.
                        565 Taxter Road
                        Elmsford, NY 10523

                ATTENTION: Robert Grosser, President

        The above addresses may be changed from time to time upon written notice from one party to the other.

        (G) INSURANCE PREPAYMENT. Any insurance refund or credits of any kind shall be the sole responsibility of the Seller in the event of the prepayment of any Loan, cancellation of insurance or any other event requiring the refunding or crediting of unearned insurance premiums. Upon the Buyer's demand, Seller shall pay Buyer, from Seller's own funds, any required insurance premium rebate resulting from the prepayment, cancellation, refinancing or other termination of any Loan. Upon such payment, Buyer shall assign in writing any rights it had to require that the insurer reimburse Buyer for any rebate made to Borrower.

        (H) ASSIGNMENT. The Seller shall not, without the prior written consent of the Buyer, assign any of its rights or obligations hereunder.

        (I) CAPTIONS. Paragraph or other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement in any way.

        (J) ENTIRE AGREEMENT. The Agreement and the Exhibits attached hereto, and the documents referred to herein or executed concurrently herewith regard to the subject matter hereof, and there are no prior agreements, understandings, restrictions, warranties or representations between the parties with respect thereto.

        (K) GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York. The provisions of this paragraph shall not affect the provisions of any Note, Mortgage or Related Assets which cause the laws of the United states or any other state to be applicable. This Agreement shall be interpreted fairly in accordance with its provisions and without regard to which party drafted it.

        (L) TERMINATION.

        1. This Agreement is terminable by either party upon ninety (90) days' written notice of termination to the non-terminating party. Upon such termination, Buyer must honor any outstanding commitments or Approval Advices issued to Seller and purchase all Loans subject to such commitment or Approval Advice. Notwithstanding the foregoing, Buyer has the option of terminating this Agreement immediately upon notice to the Seller upon the Seller's breach of any of the Representations and Warranties contained in Article V of this Agreement, and Buyer shall have no obligation to honor any commitment or Approval Advice after such termination.

        2. In addition to the right of the parties to terminate this Agreement pursuant to section X(L)(1), above, any agreement of the Buyer to purchase Loans pursuant to this Agreement shall automatically terminate if prior to such purchase: (a) a decree or order of a court or agency supervisory authority having jurisdiction for the appointment of a conservator, receiver or liquidator in any insolvency, readjustment of debt, marshalling of assets and liabilities, bankruptcy or similar proceeding, or for the winding up or liquidation of its affairs, shall have been entered against the Seller or Borrower and such decree or order shall have remained in force undischarged or unstated for a period of 60 days; or (b) the Seller or Borrower shall consent to the appointment of a conservator, receiver, or liquidator in any insolvency, readjustment of debt, marshalling of assets and liabilities, bankruptcy or similar proceeding relating to the seller or relating to all or substantially all of its property; or (c) the Seller or Borrower shall admit in writing its inability to pay its debts as they become due, file a petition to take advantage of any applicable insolvency, reorganization or bankruptcy statute, make an assignment for the benefit of its creditors, or voluntarily suspend payment of its obligations.

                3. All representations, warranties, covenants and other obligations of Seller shall survive termination of this Agreement and shall continue in full force and effect in spite of any such termination.

                (M) ARBITRATION, JURISDICTION AND VENUE. For emergency relief, injunctive or otherwise, the parties hereby consent to the exclusive jurisdiction of the Supreme Court, State of New York or the Federal District Court of the Eastern District of New York and waive personal service of any and all process upon them and consent that all such service of process be made by registered or certified mail directed to them at the address stated herein and service so made shall be deemed to be completed five (5) days after mailing. The parties waive trial by jury and waive any objection to, and agree not to assert any defense based on the lack of, jurisdiction and venue, and consent to the granting of such legal or equitable relief as is deemed appropriate by the court.

                Except with respect to any such emergency relief, at the sole and exclusive option and discretion of Buyer, any other controversy or claim arising out of or relating to this Agreement, or any breach thereof, shall be settled in White Plains, New York in accordance with the Rules of the American Arbitration Association (as modified below), and judgment upon the award may be entered in any court having jurisdiction thereof.

                The arbitration panel shall be made up of three members, one of which shall be appointed by Buyer, one by Seller, and one by the other two arbitrators. Each arbitrator shall be an attorney experienced in matters relating to real estate and mortgage banking. Discovery shall be permitted in connection with the arbitration proceeding within the reasonable discretion of the arbitration panel. The decision (award) shall be in writing and shall set forth the rationale and legal basis therefor and such decision may be appealed by either party if it believes that the written decision (award) is based upon an error of law. The facts as determined by the original panel will be final and no appeal of such findings may be made. Such appeal shall be taken to a three-member arbitration panel, the members of which shall be selected in accordance with the above-described procedures and the panel's review shall be limited to the application of the statutory and decisional law of the State of New York (as modified by Article X(K) above) to the facts of the dispute as determined in writing by the original arbitration panel.

                (N) ENDORSEMENTS. In the event that the remedies or other terms outlined in this Agreement conflict with the terms of any endorsement by the Seller of any Note evidencing a Loan purchased by the Buyer from the Seller, including, but not limited to, an endorsement stating that the assignment of the Note is without recourse, the remedies and terms of this Agreement shall govern and control. Each party to this Agreement shall pay its own expenses incurred in connection with the preparation, execution and delivery of this Agreement and the transactions herein contemplated, including but not limited to, the fees and disbursements of counsel; provided, however, that the Seller shall pay any transfer or other taxes and recording or filing fees payable in connection with the sale and purchase of Loans.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written:

SELLER:____________________________


By:________________________________     By:__________________________________


Name:______________________________     Name:________________________________


Title:_____________________________     Title:_______________________________

(affix Corporate Seal)


BUYER:  CITYSCAPE CORP.

By:________________________________


Name:______________________________


Title:_____________________________


(Affix Corporate Seal)

                                   EXHIBIT A

                             COMMITMENT TO PURCHASE

SELLER:         ______________________________________________________________

DATE:           ______________________________________________________________

LOAN
APPLICANT(S):   ______________________________________________________________



ACCOUNT #:      _____________________   GRADE:          ______________________

LOAN AMOUNT:    _____________________   NOTE RATE:      ______________________

BUY RATE:       _____________________   PREMIUM:        ______________________

TERM:           _____________________   EXPIRATION
                                        DATE:           ______________________
POSITION:       _____________________

PURPOSE:        ______________________________________________________________


Cityscape (Buyer) commits to purchase the above referenced loan from Seller provided that Buyer receives a copy of this Commitment duly signed by Seller within ___ days following the above Date, provided that the loan is delivered to Buyer for purchase in full compliance with the terms of this Commitment on or before the above Expiration Date, and contingent on the following stipulations:

1. Closing and disbursement are to be conducted only by Cityscape approved attorneys and/or closing agents.

2.      _______________________________________________________________________

3.      _______________________________________________________________________

4.      _______________________________________________________________________

5.      _______________________________________________________________________

6.      _______________________________________________________________________

7.      _______________________________________________________________________

8.      _______________________________________________________________________

9.      _______________________________________________________________________

10.     _______________________________________________________________________


Except as otherwise set forth in this Commitment, the purchase of the loan is governed in all respects by the Master Agreement For Purchase And Sale of Mortgage Loans currently in effect between Seller and Buyer, the terms of which are incorporated herein and made a part hereof.

                                        ACCEPTED AND AGREED TO:

BUYER:          CITYSCAPE CORP.         SELLER:         ______________________

BY:             _____________________   BY:             ______________________

TITLE:          _____________________   TITLE:          ______________________

                                   EXHIBIT B


                              Pay to the order of

                                Cityscape Corp.

                                Without Recourse

                                    "Seller"


                       By: _____________________________
                           Officer


In the states of California, Colorado, Illinois, Indiana, Minnesota, New Jersey, and Oregon the endorsement must be to Cityscape Mortgage Corp.